Exhibit 99.1

Exhibit 99.1

Gaia Reports Second Quarter 2023 Results

BOULDER, CO, July 31, 2023 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the second quarter ended June 30, 2023.

“In the second quarter of 2023 we experienced another sequential increase in revenue and member count while returning to positive cash flow generation,” said Jirka Rysavy, Gaia’s CEO. “Our annualized gross profit per employee in the second quarter grew to over $610,000, reflecting our operating efficiency, which was brought on by the cost improvements undertaken in the first quarter. Our ARPU, which had steady annual improvements since 2019, should be further supplemented with the launch of the Gaia Marketplace, which we are rolling out to select members in our network.”

Gaia CFO Ned Preston commented: “The initiatives implemented over the past nine months to attract and retain our members have continued in the second quarter. We continue to focus on growing revenues in a cost-effective manner, while also generating cash flows from operations in excess of our reinvestment in content and other capex that attracts and retains high lifetime value members.”

Second Quarter 2023 Financial Results

Revenues for the second quarter were $19.8 million, another sequential increase. Member count growth continued in the second quarter of 2023 during which the company saw an additional 8,000 members join the Gaia platform, ending the period with 774,500 members as of June 30, 2023. Revenues were still down 4% compared to the year ago quarter, due to the post-COVID subscriber contraction experienced industry-wide during 2022.

Gross profit in the second quarter decreased to $17.0 million compared to $18.0 million in the year-ago quarter primarily due to lower revenues. Gross margins decreased to 85.7% from 86.7% in the year ago quarter primarily due to increased content amortization.

Total operating expenses increased to $18.6 million from $17.7 million in the year-ago quarter, including the end of contracts and related expenses incurred as a result of the company’s 20% cut in staff that was completed during the first quarter.

Net loss was $1.7 million, or $(0.08) per share, compared to net income of $0.1 million, or $0.00 per share, in the year-ago quarter, but the company returned to net cash flow generation.

Gaia’s cash balance as of June 30, 2023, was $10.9 million.

Conference Call

Date: Monday, July 31, 2023

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-877-269-7751

International dial-in number: 1-201-389-0908

Conference ID: 13739670

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay hereand via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 14, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13739670

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 85% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2022. Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of devise platforms for steaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks; general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats, including the coronavirus (COVID-19) pandemic and our response to it; and other risks and uncertainties included in our filings with the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this press release. We undertake no obligation to update any forward-looking information.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), the financial information included in this release contains non-GAAP financial measures, including EBITDA and Adjusted EBITDA. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated.

EBITDA represents net income before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove acquisition costs, share-based compensation expense and the results of discontinued operations. EBITDA and Adjusted EBITDA do not represent measures of net income, as that term is defined under GAAP, and should not be considered as an alternative to net income or as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. EBITDA and Adjusted EBITDA are key performance measures management uses to assess Gaia’s operating performance and to facilitate internal comparisons to our historical performance. We believe EBITDA and Adjusted EBITDA are useful metrics to investors, enabling them to better assess Gaia’s operating performance in the context of current period results and provide for better comparability with Gaia’s historically disclosed EBITDA and Adjusted EBITDA, as well as allowing greater transparency with respect to the key metrics used by management in its financial and operational decision-making. Additionally, investors and the analyst community use these non-GAAP financial measures to help them analyze the health of our business.

Company Contact:

Ned Preston

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gateway-grp.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2023	2022

ASSETS
Current assets:
Cash	$10,879	$11,562
Accounts receivable	3,620	2,955
Prepaid expenses and other current assets	2,730	2,656
Total current assets	17,229	17,173
Media library, software and equipment, net	51,198	51,115
Right-of-use lease asset, net	6,694	7,093
Real estate, investment and other assets, net	30,569	30,979
Goodwill	31,943	31,943
Total assets	$137,633	$138,303
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$12,384	$12,355
Short-term debt and lease liability	911	894
Deferred revenue	15,476	14,124
Total current liabilities	28,771	27,373
Long-term debt, net	14,881	14,958
Long-term lease liability	6,105	6,489
Deferred taxes	499	499
Total liabilities	50,256	49,319
Total shareholders' equity	87,377	88,984
Total liabilities and shareholders' equity	$137,633	$138,303

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022

Revenues, net	$19,839	$20,720	$39,486	$42,551
Cost of revenues	2,839	2,759	5,612	5,664
Gross profit	17,000	17,961	33,874	36,887
Gross profit margin	85.7%	86.7%	85.8%	86.7%
Expenses:
Selling and operating	17,085	15,869	33,208	32,654
Corporate, general and administration	1,520	1,794	3,293	3,579
Acquisition costs	—	—	—	49
Total operating expenses	18,605	17,663	36,501	36,282
Income (loss) from operations	(1,605)	298	(2,627)	605
Interest and other expense, net	(113)	(50)	(234)	(110)
Income (loss) before income taxes	(1,718)	248	(2,861)	495
Provision for (benefit from) income taxes	—	—	—	—
Income (loss) from continuing operations	(1,718)	248	(2,861)	495
Loss from discontinued operations	—	(132)	—	(293)
Net income (loss)	$(1,718)	$116	$(2,861)	$202

Earnings (loss) per share:
Basic
Continuing operations	$(0.08)	$0.01	$(0.14)	$0.02
Discontinued operations	—	(0.01)	—	(0.01)
Basic earnings (loss) per share	$(0.08)	$—	$(0.14)	$0.01
Diluted
Continuing operations	$(0.08)	$0.01	$(0.14)	$0.02
Discontinued operations	—	(0.01)	—	(0.01)
Diluted earnings (loss) per share	$(0.08)	$—	$(0.14)	$0.01
Weighted-average shares outstanding:
Basic	20,874	20,788	20,850	20,627
Diluted	20,874	20,795	20,850	20,795

EBITDA*	$2,612	$4,163	$5,747	$8,216

* See reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022

Net cash provided by (used in):
Operating activities - continuing operations	$3,342	$2,524	$6,480	$6,688
Operating activities - discontinued operations	—	(132)	—	(293)
Investing activities	(3,249)	(4,591)	(7,119)	(10,419)
Financing activities	(62)	(4)	(44)	(50)
Net change in cash	$31	$(2,203)	$(683)	$(4,074)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022

Net income (loss)	$(1,718)	$116	$(2,861)	$202
Interest expense, net	113	50	234	110
Depreciation and amortization expense	4,217	3,997	8,374	7,904
EBITDA	2,612	4,163	5,747	8,216
Acquisition costs	—	—	—	49
Share-based compensation expense	461	390	543	930
Discontinued operations	—	(132)	—	(293)
Adjusted EBITDA	$3,073	$4,421	$6,290	$8,902